Exhibit 10.1

EMPLOYMENT AGREEMENT

BY AND BETWEEN

VISLINK TECHNOLOGIES, INC.
AND
CARLETON MILLER

This Employment Agreement (the “Agreement”) is entered into as of January 22, 2020 (the “Effective Date”), by and between Vislink Technologies, Inc., a Delaware corporation (the “Company”), and Carleton Miller (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the Company’s Chief Executive Officer on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Executive hereby agree as follows:

1. Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

2. Term of Employment. This Agreement shall become effective and the Executive’s employment with the Company shall commence as of January 15, 2020 and this Agreement shall remain in effect until Executive’s employment with the Company is terminated pursuant to Section 6 hereof (the “Term of Employment”).

3. Executive’s Duties and Obligations.

A. Duties. The Executive shall serve as the Company’s Chief Executive Officer (“CEO”). The Executive shall be responsible for all powers and duties customarily associated with that office or position in a publicly-traded company. The Executive shall report directly to the Company’s Board and shall be subject to reasonable policies established by the Board. During the Term of Employment the Executive will also serve as a member of the Company’s Board to the extent so elected by the stockholders of the Company.

B. Location of Employment. The Executive’s principal place of business shall be at the Company’s office in Hackettstown, New Jersey. In addition, the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties shall require frequent travel from time to time.

C. Confidentiality, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Executive shall execute concurrently with the execution of this Agreement, and agrees to be bound by, the Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit B and incorporated into this Agreement by reference. The Executive shall comply at all times with the covenants (including, without limitation, covenants not to compete and not to solicit employees and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing the confidential and assignment of the Company’s proprietary information. The Executive’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

D. No Conflicting Obligations. The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, including any obligations with respect to proprietary or confidential information of any prior employer or other person or entity, that are inconsistent with the Executive’s obligations under this Agreement or that would prohibit the Executive, contractually or otherwise, from performing the Executive’s duties as under this Agreement.

4. Devotion of Time to the Company’s Business.

A. Full-Time Efforts. During the Term of Employment, the Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, and shall use his reasonable best efforts to perform the duties properly assigned to him hereunder and to promote the interests of the Company.

B. Other Activities. Executive may serve on corporate, civic or charitable boards or committees with the prior approval of the Board, deliver lectures, fulfill speaking engagements and may manage personal investments that do not give rise to a conflict of interest through the Executive’s investment in direct competitors of the Company; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. The Executive’s passive investment in securities of a publicly-held company will not be considered to give rise to a conflict of interest if the Executive owns not more than 5% of the outstanding securities of such publicly-held company.

5. Compensation and Benefits.

A. Base Salary. The Company shall pay to the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of not less than $330,000 per annum (“Base Salary”). The Executive’s Base Salary shall be reviewed at least annually for the purposes of determining increases, if any, based on the Executive’s performance, the performance of the Company, the then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Executive’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. The Company may not reduce the Executive’s Base Salary (after taking into account any increase in Base Salary) without the Executive’s consent unless the Company reduces the annual base salary of all members of the Company’s senior management team on a substantially equivalent basis.

B. Cash Bonuses. The Company shall pay the Executive an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Cash Bonus Plan”) during the Term of Employment. Except as provided in Section 7 herein, the Executive will not be eligible to receive an Annual Bonus for a Fiscal Year unless the Executive remains in continuous employment with the Company through the date on which such Annual Bonus is paid. During the first quarter or each Fiscal Year, the Compensation Committee, in consultation with the Executive, shall establish threshold and target performance goals for such Fiscal Year in accordance with the terms of Cash Bonus Plan. If the target performance goals for a Fiscal Year are attained, the Annual Bonus for such Fiscal Year shall be not less than 100% of the Executive’s Base Salary, it being understood that the parties may agree to such other metrics if the maximum performance goals for a Fiscal Year are attained, which in no event shall exceed 200% of the Executive’s Base Salary. At the conclusion of the Fiscal Year the Compensation Committee will review performance relative to the performance goals and if the Compensation Committee determines that the Executive has earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to the Executive on or before the next regularly scheduled payroll payment date following the release of the Company’s annual earnings report for such Fiscal Year but in no event later than the 15th day of the third calendar month following the end of such Fiscal Year.

C. Equity Awards.

(i)	Initial Inducement Stock Options Awards. Subject to the approval of the Board, the Executive will receive an award of stock options to purchase 2,155,481 shares of the Company’s common stock (“Time-Vested Options”). Such Time-Vested Options will be made substantially concurrently with the execution of this Agreement or within a reasonable time after the execution of this Agreement. The per share exercise price of the Time-Vested Options will be the closing price for the Company’s common stock on the date the Time-Vested Options are granted. 25% of the Time-Vested Options will vest and become exercisable on the first anniversary of the Effective Date and the remaining 75% of the Time-Vested Options will vest in substantially equal monthly installments over the thirty-six (36) month period following the first anniversary of the Effective Date; provided that the Executive remain in continuous employment with the Company through the respective vesting date.

Subject to the approval of the Board, the Executive will receive an award of stock options to purchase 1,500,000 shares of the Company’s common stock (“Performance-Vested Options”). Such Performance-Vested Options will be made substantially concurrently with the execution of this Agreement or within a reasonable time after the execution of this Agreement. The Performance-Vested Options will vest in three (3) separate tranches upon attainment of the following applicable performance conditions for each tranche; provided that the Executive remains in continuous employment with the Company through the date on which:

(1) Tranche 1: Tranche 1 will vest and become exercisable for 500,000 shares of the Company’s common stock upon the Company’s attainment, on or before the fifth (5th) anniversary of the Effective Date, of Cumulative EBITDA of more than $6,000,000 accumulated over four consecutive fiscal quarters.

(2) Tranche 2: Tranche 2 will vest and become exercisable for 500,000 shares of the Company’s common stock upon the Company’s attainment, on or before the fifth (5th) anniversary of the Effective Date, of Cumulative EBITDA of more than $15,000,000 accumulated over four consecutive fiscal quarters.

(3) Tranche 3: Tranche 3 will vest and become exercisable for 500,000 shares of the Company’s common stock upon the Company’s attainment, on or before the fifth (5th) anniversary of the Effective Date, of Cumulative EBITDA of more than $23,000,000 accumulated over four consecutive fiscal quarters.

To the extent that performance conditions are not achieved with respect to one or more tranches prior to the fifth (5th) anniversary of the Effective Date, each tranche of the Performance-Vested Options that fails to satisfy the performance conditions will be forfeited.

The per share exercise price for each tranche of the Performance-Vested Options will be the closing price of the Company’s common stock on the date the Performance-Vested Options are granted.

The Time-Vested Options and Performance-Vested Options will be issued as a non-plan employment inducement Award in accordance with NASDAQ Listing Rule 5653(c)(4). The Time-Vested Options and Performance-Vested Options will have a 10 year term and such options will become fully vested and exercisable if, during the 13 month period commencing on a Change in Control of the Company, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason. The Time-Vested Options and Performance-Vested Options will be subject to such additional terms and conditions that are not inconsistent with the foregoing as set forth in a written award agreement between the Company and the Executive.

(ii)	Additional Equity Awards. In addition to the employment inducement stock options granted pursuant to Section 5.C(i) hereof, the Compensation Committee may grant additional Equity Awards to the Executive at such times and subject to such terms and conditions are the Compensation Committee may decide in its sole discretion.

D. Benefits. During the Term of Employment, the Executive shall be entitled to participate in all fringe benefit and employee benefit plans, programs and arrangements made available generally to members of the Company’s senior management team or to other full-time employees on substantially the same basis that such benefits are provided to other members of the senior management team; provided, however, that during the Term of Employment, the Executive shall not be eligible to participate in any generally available severance benefit plan, program or arrangement sponsored or maintained by the Company. Nothing in this Section 5.D of the Agreement shall be construed to require the Company to establish or maintain any such fringe or employee benefit plans, programs or arrangements.

E. Vacations. During the Term of Employment, the Executive shall be entitled to paid time off (PTO) in accordance with the Company’s standard PTO policy.

F. Reimbursement of Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable business- or employment-related expenses incurred by the Executive upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior executives of the Company.

G. Travel Expenses. Until the earlier of (i) the date on which the Executive and his family move their residence to a location in or near Hackettstown, New Jersey or (ii) August 31, 2021, the Company will reimburse the Executive for reasonable expenses incurred by the Executive for travel to and from his home in Dallas, Texas and lodging near the Company’s offices in Hackettstown, New Jersey upon the receipt by the Company of reasonable documentation of such expenses.

6. Termination of Employment. The Term of Employment shall be terminated upon the first to occur of the following:

A. Death. The Executive’s employment shall terminate immediately upon the Executive’s death.

B. Disability. If the Executive is Disabled, either party may terminate the Executive’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 6.B, his employment will not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason.

C. Termination by the Executive Without Good Reason. The Executive may terminate his employment for any reason other than Good Reason upon his delivery of written notice to the Company at least thirty (30) days prior to his Date of Termination.

D. Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason if (i) not later than sixty (60) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) Executive terminates his employment with the Company during the sixty (60) day period commencing upon the expiration of such cure period.

E. Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause upon written notice to the Executive.

F. Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Executive’s employment upon written notice to the Executive.

7. Compensation and Benefits Payable Upon of Termination of Employment.

A. Payment of Accrued But Unpaid Compensation and Benefits. Upon the Executive’s termination of employment for any reason, the Executive (or his estate following the Executive’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Executive’s earned but unpaid Base Salary through his Date of Termination plus his accrued but unused vacation days at the Executive’s Base Salary in effect as of his Date of Termination; plus (ii) any other benefits or rights the Executive has accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7.B or C below or as expressly provided pursuant to the terms of any employee benefit plan, the Executive will not be entitled to earn or accrue any additional compensation or benefits for any period following his Date of Termination.

B. Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7.A above, if the Executive’s employment is terminated due to his death or Disability, the Executive (or his estate following the Executive’s death) will receive the Annual Bonus, if any, that Executive earned (based on actual performance) for the Fiscal Year ended prior to his Date of Termination to the extent not previously paid, which shall be payable to the Executive at the same time such annual bonuses for such Fiscal Year are paid to other members of the senior management team pursuant to the terms of the Cash Bonus Plan.

C. Termination of Employment by the Company without Cause or by the Executive for Good Reason. In addition to the compensation and benefits payable under Section 7.A above, if (x) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and (y) the Executive returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Executive’s Date of Termination in accordance with Section 8, the Executive (or his estate following the Executive’s death) shall receive:

(i)	The Company will pay the Executive the Annual Bonus, if any, that Executive earned (based on actual performance) for the Fiscal Year ended prior to his Date of Termination payable at the same time such annual bonuses for such Fiscal Year are paid to other members of the senior management team pursuant to the terms of the Cash Bonus Plan;

(ii)	the Company will pay the Executive the Annual Bonus, if any, that Executive would have earned (based on actual performance) for the Fiscal Year that includes the Date of Termination pro-rated to reflect services performed for the portion of the Fiscal Year that precedes the Date of Termination payable at the same time annual bonuses for such Fiscal Year are paid to other members of the senior management team pursuant to the terms of the Cash Bonus Plan;

(iii)	the Company will pay the Executive severance pay in the form of Base Salary continuation (determined without regard to any reduction in Base Salary that constitutes Good Reason) in accordance with the Company’s payroll practices for a period of eighteen (18) months following the Executive’s Date of Termination; provided, however, that if such Termination of Employment occurs during the thirteen (13) months following a Change in Control the Executive will receive 1.5 times the sum of the Base Salary (determined without regard to any reduction in Base Salary that constitutes Good Reason) and target Bonus payable in equal installments over eighteen (18) months following the Executive’s Date of Termination in accordance with the Company’s standard payroll practices.

(iv)	if the Executive timely elects to receive continuation coverage under the Company’s group health, dental and/or vision plans for himself, his spouse and/or his eligible dependents pursuant to COBRA, the Company will reimburse the Executive for the COBRA premiums, if any, paid by the Executive for such continuation coverage for the Executive, his spouse and dependents under the Company’s group health, dental and vision plans for eighteen (18) months or until such COBRA continuation coverage otherwise expires.

Notwithstanding the foregoing, no payment that is otherwise required to be paid to the Executive pursuant to this Section 7.C before the Release becomes final, binding and irrevocable, shall be paid to the Executive until his Release becomes final, binding and irrevocable. Any payments that are suspended pursuant to the preceding sentence will be paid to the Executive no later than the next payroll payment date following the date on which the Release becomes final, binding and irrevocable but in no event later than the 15th day of the third month following the end of the Fiscal Year that includes the Date of Termination. In addition, if the Executive materially breaches this Agreement or the Executive’s Confidential Agreement, then the Company’s continuing obligations under this Section 7.C shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

8. Release. As a condition of receiving the compensation and benefits described in Section 7.C, Executive must execute a general waiver and release of any and all claims arising out of Executive’s employment with the Company or Executive’s separation from such employment (including, without limitation, claims relating to age, disability, sex, sexual orientation or race discrimination to the extent permitted by law), excepting (i) claims based on breach of the Company’s obligations to pay the compensation and benefits payable pursuant to Section 7 of this Employment Agreement, (ii) claims arising under the Age Discrimination in Employment Act after the date Executive signs such release, and (iii) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which Executive is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between Executive and the Company (the “Release”). Such Release shall be in a form tendered to the Executive by the Company within five (5) business days following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act. The compensation and benefits described in Section 7,C will not be paid to the Executive if the Executive does not timely sign the Release, the Executive revokes the Release or the Release does not become final, binding and irrevocable prior to the end of the sixty (60) day period commencing on the Date of Termination.

9. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment or benefit provided pursuant to Section 7 of this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by the Executive as the result of self-employment or employment by another employer or otherwise.

10. Resignation from Other Offices and Positions. Upon the Executive’s Termination of Employment for any reason, the Executive shall be deemed to have automatically resigned as an officer, manager, member and director of the Company and all of its subsidiaries and the Executive shall execute and deliver to the Company documentation evidencing such resignations; provided, however, that the failure to execute and deliver such documentation shall not affect such deemed resignations. The resignations effected by this Section 10 shall not constitute a resignation for Good Reason hereunder.

11. Excess Parachute Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any Equity Awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar Equity Awards on a pro rata basis.

All determinations required to be made under this Section 11, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

12. Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

13. Recoupment. Any incentive-based compensation received by the Executive including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

14. Miscellaneous.

A. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New Jersey without regard to the application of choice of law rules.

B. Entire Agreement. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Executive’s employment, compensation, severance or other payments contingent upon the Executive’s termination of employment, whether written or otherwise.

C. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

D. Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

E. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

F. Successors and Assigns; Nonalienation of Benefits. Except as provided in Section 14.E in the case of the Company, or to the Executive’s estate and heirs in the case of the death of the Executive, this Agreement is not assignable by any party. Compensation and benefits payable to the Executive under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive or his estate, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void, and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

G. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

H. Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

15. No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

16. Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

Notwithstanding any provision in this Agreement to the contrary, if the Executive is deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 16 shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursement of costs and expenses (including reimbursement of expenses pursuant to Section 3.F or 3.G and COBRA premiums pursuant to Section 7.C) provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Executive provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

17. Executive Acknowledgement. The Executive hereby acknowledges that the Executive has read and understands the provisions of this Agreement, that the Executive has been given the opportunity for the Executive’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Executive has received a copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on January 22, 2020.

VISLINK TECHNOLOGIES, INC.

By:	/s/ Roger Branton
Name:	Roger Branton
Title:	CFO

EXECUTIVE

/s/ Carleton Miller
Carleton Miller

EXHIBIT A

(a)	“Annual Bonus” shall have the meaning set forth in Section 5.B of the Employment Agreement.

(b)	“Base Salary” shall have the meaning set forth in Section 5.A of the Employment Agreement.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cash Bonus Plan” shall have the meaning set forth in Section 5.B of the Employment Agreement.

(e)	“Cause” means one or more of the following:

(i)	The Executive’s willful and continuous failure to perform his essential duties hereunder or the lawful directives of the Board (other than as a result of illness or injury);

(ii)	The Executive’s willful misconduct or gross negligence in the performance of his duties hereunder that directly, the could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iii)	The commission of, or plea of nolo contendere by, the Executive to, a felony or a crime involving moral turpitude that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company;

(iv)	The Executive’s material breach of his obligations under the Confidentiality Agreement;

(v)	The Executive’s willful material violation of the Company policies involving employee conduct or business ethics that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company; or

(vi)	The Executive’s commission of any willful acts of personal dishonesty in connection with his responsibilities as an employee of the Company that could reasonably be expected to materially and demonstrably impair or damage the property, goodwill, reputation, business or finances of the Company.

Notwithstanding the foregoing, in the event the Executive engages in any act or course of conduct that is described in clause (i), (ii), (iv) or (v) above, the Company shall give the Executive written notice prior to terminating the Executive’s employment based upon an such act or course of conduct described in clauses (i), (ii), (iv) or (v), setting forth the nature of any alleged act or course of conduct that allegedly constitutes Cause hereunder and to the extent that such act or course of conduct can be cured, the Executive shall be given fifteen (15) days (or such longer period of time as may be set forth in the notice, to cure or remedy such act or course of conduct. If the act or course of conduct cannot be cured or remedied, the Board may terminate the Executive’s employment for Cause immediately upon providing notice to the Executive. If the acts or omissions can be cured or remedied but the Executive fails to do so within the period of time provided by the Board in written notice to the Executive, the Board may terminate the Executive’s employment for Cause upon delivering written notice to the Executive upon expiration of such cure period.

A-1

(f)	“Change in Control” means the occurrence of any one of the following events:

(i)	any person (or two or more persons acting in concert) directly or indirectly, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of equity securities of the Company that, together with equity securities of the Company previously owned by such person or persons, represent more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)	the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iii)	any person (or two or more persons acting in concert) acquires all or substantially all of the assets of the Company within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change in Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(g)	“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(h)	“Compensation Committee” means the compensation committee of the Board or such other committee of the Board that exercises the duties and responsibilities typically assigned to a compensation committee and if no such committee has been established, the Compensation Committee shall mean the full Board.

(i)	“Confidentiality Agreement” means the Proprietary Information and Invention Agreement between the Company and the Executive, a copy of which is attached to this Agreement as Exhibit B, pursuant to which the Executive has agreed to abide by certain covenants (including covenants to maintain not to disclose confidential information, compete with the Company or solicit employees, consultants or independent contractors of the Company, main).

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(j)	“Cumulative EBITDA” means earnings before interest, taxes, depreciation and amortization accumulated over four consecutive fiscal quarters as determined in accordance with generally accepted accounting principles, but adjusted to reflect the effect of mergers and acquisitions.

(k)	“Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6 hereof, or the Executive’s last date as an active employee of the Company before a termination of employment due to his death but is if such termination does not constitute a “separation from service” within the meaning of regulations under Section 409A of the Code, the Date of Termination will occur upon the date on which the Executive incurs a separation from service with the Company and its affiliates.

(l)	“Disabled” or “Disability” means a mental or physical condition that renders the Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for 180 day days (whether or not consecutive) within any twelve (12) consecutive month period.

(m)	“Equity Awards” means stock options, stock appreciation rights, restricted shares, restricted stock units, deferred stock, performance shares or performance units or any other stock-based awards granted by the Company to the Executive whether pursuant to the terms of an equity incentive plan or otherwise.

(n)	“Fiscal Year” means the fiscal year of the Company, which is the calendar year.

(o)	“Good Reason” means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

(i)	the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities; provided, however, that the Executive’s assignment following a Change in Control of the Company to a subsidiary or operating division of the Company (or its successor in interest) will not constitute a Good Reason if the Executive’s duties and responsibilities following such Change in Control are commensurate with the duties and responsibilities of the Executive immediately prior to the Change in Control;

(ii)	a material reduction in the Executive’s Base Salary without the Executive’s consent by the Company other than a reduction in Base Salary authorized pursuant to Section 5.A of the Employment Agreement;

(iii)	a material reduction in the Executive’s target Annual Bonus opportunity;

(iv)	the relocation of the Executive’s principal office without his written consent to a location that increases the Executive’s one-way commute from his residence at the time such relocation becomes effective by more than 30 minutes; provided, however, that the relocation of the Company principal office from Hackettstown, New Jersey at any time before the Executive has relocated his principal residence to a location in or near Hackettstown, New Jersey, shall not constitute Good Reason;

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(v)	the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company;

(vi)	any material reduction in the Company’s willingness or obligation to indemnify the Executive against liability for actions (or inaction, as the case may be) in his capacity as an officer, director or employee of the Company;

(vii)	a material breach of this Agreement by the Company; or

(viii)	the failure to nominate or elect the Executive to the Board.

(p)	“Release” shall have the meaning set forth in Section 8 of the Employment Agreement.

(q)	“Term of Employment” shall have the meaning set forth in Section 2 of the Employment Agreement.

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EXHIBIT B

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

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